Exhibit 10.8

2004 Executive Stock Incentive Plan
Retention Stock Option Notice

The Reynolds and Reynolds Company, an Ohio corporation (the “Company”), hereby grants to the Recipient this Stock Option effective as of the Grant Date. This grant is subject to all of the terms and conditions of this Stock Option and The Reynolds and Reynolds Company 2004 Executive Stock Incentive Plan (the “Plan”). Unless otherwise specified, capitalized terms shall have the meanings specified in the Plan. The terms and conditions of the Plan are incorporated by reference and govern except to the extent that this Stock Option provides otherwise.

Recipient Name:

Grant Date:

Vest Dates:

Expiration Date:

Grant Number:

Option Type:

Options Granted:

Option Price:

By exercising any Options, Recipient, and all persons to whom this Option may be transferred by Recipient’s will or by law if Recipient dies without a will, agree to be bound by the Plan and by these terms and conditions. Recipient also acknowledges that he or she should consult a tax advisor regarding the tax aspects of this Stock Option and that Recipient is not relying on the Company for any opinion or advice as to personal tax implications of this Stock Option.

IN WITNESS WHEREOF, this Stock Option has been executed by the Company to be effective as of the Grant Date specified hereon.

By:

TERMS AND CONDITIONS OF STOCK OPTIONS
GRANTED UNDER THE REYNOLDS AND REYNOLDS COMPANY (“Company”)
2004 EXECUTIVE STOCK INCENTIVE PLAN (“Plan”)

Under the authority of the Plan, the Compensation Committee (“Committee”) hereby grants to Recipient (“You”) Stock Options (“Options”) to purchase all or a portion of the number of the Company’s Class A Common Shares (“Shares”) shown on your Stock Option Agreement “Agreement” at the per share price also shown there (“Option Price”).

1. The Options last for seven years from the date of grant shown on your Agreement. They can be terminated earlier in certain circumstances under the terms of the Plan.

2. The Options are exercisable in 33% increments on the first, second and third anniversaries of the date of grant and expire on the seventh anniversary of the date of grant unless exercised before then. For Incentive Stock Options, this is subject to the $100,000 limitation (fair market value as of the date of grant) as to which incentive stock options first exercisable during any calendar year may not exceed. If there is a Change in Control (as defined in the Plan) of the Company, the Options become immediately exercisable even if not yet exercisable by their terms. To exercise Options, You must deliver to the Stock Plan Administrator: a) written notice of intent to exercise the Options; and b) payment (cash or check in U. S. dollars or a sufficient number of mature Shares already owned or a combination of cash and Shares) of the Option Price times the number of Options being exercised. Payment may also be made by Cashless Exercise as described in Sections 7.2(e) of the Plan.

3. The Options are not transferable except by your will or by the state laws which apply to a person dying without a will. While You are alive, only You (or your court-appointed guardian) may exercise the Options.

4a. If You resign or if your employment is terminated by the Company, You have 60 days to exercise any vested Options which were vested on the date of your resignation or termination. If your employment is terminated for cause, all of your Options will cancel immediately.

4b. Subject to the express terms and conditions of the Plan, the Committee has the power to interpret the Plan and to take sure action(s) as it deems equitable.

5. Until You exercise the Options and Shares have been issued in your name, You do not have any of the rights or privileges (such as receiving dividends or voting at the Annual Meeting) of a shareholder of the Company.

6. The Options are subject to all applicable federal, state and local laws. You may not exercise the Options if that exercise or the Company’s issuance of Shares would violate any law.